EXHIBIT 6a

                         DEVELOPMENT AGREEMENT

This development agreement (the "Agreement") is made as of this 17th day of May, 2001 (the "Effective Date"), by and between NRG Tech, a Nevada corporation, with its principal place of business at 681 Edison Way, Reno NV 89502 ("NRG"), and Chapeau, Inc., with its principal place of business at 508 Island Ave. Reno NV 89501 ("CHAPEAU"), each a "Party" and collectively referred to as the "Parties."

                               RECITALS

NRG has developed or acquired rights patent pending to certain technology and equipment relating to the operation of an internal combustion engine using a gaseous fuel comprised of reformed natural gas where exhaust gas is recycled and introduced to a reactor for the purpose of reforming the gaseous fuel to reduce engine emissions; and

The Parties contemplate NRG developing a low emissions gas reactor for Deutz 14 Liter stationary engine platforms; and

CHAPEAU is a manufacturer of stationary engine platforms using, among others, a Deutz 14 Liter engine; and

The Parties desire to initiate a project to develop the technology described below, the project being divided into six sequential phases to be completed under this Agreement.

                                 TERMS

Now therefore, in consideration of the mutual obligations undertaken by each Party, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the definitions provided in this section whenever initially capitalized, and all other initially capitalized terms parenthetically identified in this Agreement shall have the meanings ascribed to them.

     1.1 Affiliate means a legal entity that controls a Party, is controlled by a Party, or under the control of the same group of shareholders or owners that control a Party.

     1.2 Confidential Information means any proprietary information not generally known to the public which is owned or controlled by a Party and disclosed in the course of performing this Agreement, including without limitation technical information such as inventions, methods, designs specifications, and test data; and business, market, and financial information.

     1.3 Developed Technology means any rights, Intellectual Property or improvements related to the Product or the Technology and developed or reduced to practice by either Party in the course of performing the Project, or during the course of manufacturing, commercializing, producing, improving, selling, enhancing, modifying or creating derivations of the Product.

     1.4 Existing Technology means all Intellectual Property owned or controlled by each Party before the Effective Date of this Agreement and that is relevant to the Technology.

     1.5 Intellectual Property means 1) U.S. and foreign patents, patent applications, or statutory invention registrations, 2) copyrightable works, copyrights, and registrations and applications for registration thereof, and 3) trade secrets and know-how.

     1.6  Platform means a Deutz 14 Liter stationary engine platform.

     1.7 Product means a low emissions natural gas reactor and other equipment for the Platform, that uses hydrogen and assists the Platform to achieve 0.15 g/hp-hr of NOx emissions, with no loss in fuel efficiency.

     1.8 Project means the undertaking to develop the Technology as described in Section 2 of this Agreement, comprised of six phases.

     1.9 Technology means a method for building and operating the Product.

2. General Structure of the Project. The Parties agree to undertake the Project in six sequential phases. This Agreement describes the respective duties of each Party for each phase of the Project.
CHAPEAU agrees to use commercially reasonable efforts to facilitate the accomplishment of the general objectives of the Project by providing reasonable consultation to NRG for the purpose of accomplishing the objectives for which NRG bears primary responsibility during each phase of the Project.

     2.1 First Phase. Upon the Effective Date of this Agreement, the Parties will undertake the First Phase of the Project.

          2.1.1 Project Management. Promptly after the Effective Date, each Party will designate a program manager to be responsible for supervising and directing that Party's performance of this Agreement (the Program Manager). The Program Managers will cooperatively work together to ensure a coordinated development effort and communicate regularly regarding the Project. The Program Managers shall hold periodic progress review meetings between the representatives of each Party to serve as a forum for discussing and managing the progress of the Project and working out any problems that arise.
          2.1.2 Deutz Engine Platform. CHAPEAU will provide one Platform to NRG at no cost, receipt of which NRG hereby acknowledges, for NRG's sole and exclusive use in the performance of this Agreement. CHAPEAU will make modifications to the Platform as reasonably requested by NRG at the sole expense of CHAPEAU. If reasonably requested Platform modifications are delayed for reasons beyond the control of NRG, CHAPEAU will extend any and all deadlines commensurate with the delay.

          2.1.3     Development and Testing Equipment.  Upon the
Effective Date of this Agreement NRG will acquire the equipment and material needed to accomplish this project.

          2.1.4 NRG's First Phase Responsibilities. NRG will use commercially reasonable efforts to accomplish the mapping of the Platform engine emissions, power, and efficiency with respect to hydrogen content of fuel and lean burn level (equivalence).

          2.1.5 First Phase Completion. Within 30 days of the beginning of the First Phase, NRG will deliver to CHAPEAU a report certifying completion of NRG's First Phase Responsibilities.

          2.1.6 Financing the First Phase. CHAPEAU also shall pay NRG the following amounts in consideration of performing the First Phase of the Project, at the times indicated:

               a) On the Effective Date of this Agreement, CHAPEAU shall pay NRG $50,000.00 U.S.

               b)   Upon First Phase Completion, NRG will invoice
CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount with 10 days after the date shown on the invoice.

     2.2 Second Phase. Upon First Phase Completion, the Second Phase will automatically commence.

          2.2.1 NRG's Second Phase Responsibilities. NRG will use commercially reasonable efforts to design and build a feasibility prototype of the Technology (the "Feasibility Prototype").

          2.2.2 Second Phase Completion. Within 30 days of the commencement of the Second Phase, NRG will deliver to CHAPEAU a report certifying completion of NRG's Second Phase Responsibilities.

          2.2.3 Financing the Second Phase. Upon Second Phase Completion, NRG will invoice CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount within 10 days after the date shown on the invoice.

     2.3 Third Phase. Upon Second Phase Completion, the Third Phase will automatically commence.

          2.3.1 NRG's Third Phase Responsibilities. NRG will use commercially reasonable efforts to fully test the Feasibility
Prototype in accordance with protocols it develops to determine chemical conversion efficiency with respect to exhaust gas temperature and space velocity.

          2.3.1 Third Phase Completion. Within 30 days of commencement of the Third Phase, NRG will deliver to CHAPEAU a report certifying completion of NRG's Third Phase Responsibilities.

          2.3.2     Financing the Third Phase.  Upon Third Phase
Completion, NRG will invoice CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount within 10 days after the date shown on the invoice.

     2.4 Fourth Phase. Upon Third Phase completion, the Fourth Phase will automatically commence.

          2.4.1 NRG's Fourth Phase Responsibilities. NRG will use commercially reasonable efforts to design, document, and fabricate one pre-production prototype based on testing of the Feasibility Prototype (the "Pre-production Prototype").

          2.4.2 Fourth Phase Completion. Within 30 days of commencement of the fourth Phase, NRG will deliver to CHAPEAU a report certifying completion of NRG's Fourth Phase Responsibilities.

          2.4.3 Financing the Fourth Phase. Upon Fourth Phase Completion, NRG will invoice CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount within 10 days after the date shown on the invoice.

     2.5 Fifth Phase. Upon Fourth Phase completion, the Fifth Phase will automatically commence.

          2.5.1 NRG's Fifth Phase Responsibilities. NRG will use commercially reasonable efforts to perform extensive testing for the Pre-production Prototype.
          2.5.2 Fifth Phase Completion. Within 30 days of commencement of the Fifth Phase, NRG will deliver to CHAPEAU a report certifying completion of NRG's Fifth Phase Responsibilities.

          2.5.3     Financing the Fifth Phase.  Upon Fifth Phase
Completion, NRG will invoice CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount within 10 days after the date shown on the invoice.

     2.6 Sixth Phase. Upon Fifth Phase completion, the Sixth Phase will automatically commence.

          2.6.1 NRG's Sixth Phase Responsibilities. NRG will use commercially reasonable efforts to make necessary final modifications to the Pre-production Prototype and build the Product.

          2.6.2 Sixth Phase Completion. Within 30 days of commencement of the Sixth Phase, NRG will deliver the following to
CHAPEAU:
               a) a report certifying completion of NRG's Sixth Phase Responsibilities;
               b)   one Finished Product;
               c) a copy of all plans, specifications, and written expressions of the Technology (the "Plans"), which CHAPEAU hereby acknowledges to be Confidential Information, in a form such that CHAPEAU can manufacture the Finished Product containing the embodiment of the Technology pursuant to a separated Technology License Agreement intended to be entered into between the Parties pursuant to paragraph
3.3 below.
               d) Financing the Sixth Phase. Upon Sixth Phase Completion, NRG will invoice CHAPEAU for the amount of $50,000.00 U.S. CHAPEAU shall pay the foregoing amount within 10 days after the date shown on the invoice.

     2.7 Special Provisions Regarding Payment. Notwithstanding anything to the contrary contained in this Agreement, it is specifically understood and agreed that NRG may immediately suspend its performance hereunder at any time that a payment is past due from CHAPEAU, and an extension of all affected deadlines hereunder will be automatically granted for such period of suspension. Upon payment, all work will recommence immediately and neither NRG nor CHAPEAU will have any claim for additional compensation due to the suspension of work.

3. Ownership and Licensing: Rights related to the Technology and the Product shall be owned and licensed by the Parties as provided in this Section.
     3.1 Intellectual Property and Existing Technology. Each Party shall retain ownership of its respective existing Intellectual Property and all rights in its respective Existing Technology, except as expressly provided in this Agreement.

     3.2 Ownership of Technology, Developed Technology and Improvements. NRG (or its assigns or transferees) shall solely own all Technology and Developed Technology, including improvements thereto or to the Product or the Technology.
          By this Agreement, CHAPEAU shall be deemed to transfer and assign all
          Developed Technology and all such improvements to NRG.

     3.3 License to CHAPEAU. Upon completion of the Sixth Phase of the Project and receipt by NRG of the payments described above from CHAPEAU, the Technology License Agreement attached hereto as Exhibit "B" shall become effective.

4. Representations and Warranties; Disclaimer. The Parties undertake the following representations and Warranties to each other.

     4.1 Representations and Warranties of NRG. NRG hereby represents and warrants to CHAPEAU:

          4.1.1 That it has the full right and power to enter into and perform its obligations hereunder according to the terms of this Agreement;

          4.1.2 That in the event any of NRG's Existing Technology is owned or controlled by third Parties, NRG will at all times have sufficient rights from such third Parties to grant CHAPEAU all of the rights granted herein that are dependant upon such existing technology, and further that NRG will at all times keep any and all license agreements with such third Parties relevant to such NRG Existing Technology in force and in good standing.

     4.2 Representations and Warranties of CHAPEAU. CHAPEAU hereby represents and Warrants to NRG that:

          4.2.1 CHAPEAU has the full right and power to enter into and perform its obligations hereunder according to the terms of this Agreement.

     4.3 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES BY NRG. NRG HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND INCLUDING ANY WARRANTIES RELATED TO THE TECHNOLOGY OR
          THE SAFETY OR PERFORMANCE OF THE PRODUCT. THE PURPOSE OF THE PROJECT IS FOR RESEARCH AND DEVELOPMENT AND THE RESULTS THEREOF SHALL BE CONSIDERED EXPERIMENTAL. ANY PROTOTYPES PRODUCED AND DELIVERED BY NRG TO CHAPEAU PURSUANT TO THIS AGREEMENT ARE ONLY INTENDED TO
          DETERMINE THE VIABILITY OF THE TECHNOLOGY ON THE PLATFORM, AND ARE NOT PRODUCTION UNITS READY FOR SALE OR DISTRIBUTION. CHAPEAU SHALL USE THE PRODUCT AND MANUFACTURE ADDITIONAL PRODUCT AT ITS OWN RISK AND THE RISK OF ITS CUSTOMERS.

5.   Indemnification.

     5.1 CHAPEAU' Obligation to Indemnify. CHAPEAU shall indemnify and hold harmless NRG and its officers, directors, employees, and affiliates from any actions, claims, liabilities, and costs (including reasonable attorney's fees) relating to: (i) any claim related to the manufacture, use, sale or distribution of any Product or related apparatus by CHAPEAU or by any person, entity or business that works with CHAPEAU; (ii) to CHAPEAU's use of the product; and (iii) any claim which, if true, would be a breach of CHAPEAU' representations and warranties in this Agreement.

     5.2 NRG's Obligation to Indemnify. NRG shall indemnify and hold harmless CHAPEAU and its officers, directors, employees, and Affiliates from any actions, claims, liability, and costs (including reasonable attorney's fees) relating to any claim which, if true, would be a breach of NRG's representations and warranties in this Agreement.

6. Indemnification Process. If any action shall be brought against either Party (the "Claimant") in respect to which indemnity may be sought from the other Party (the "Non-Claiming Party") pursuant to the provisions above, the Claimant shall promptly notify the Non-Claiming Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Non-Claiming Party may, upon written notice thereof to Claimant, undertake to conduct all proceedings or negotiations in connection therewith and may assume the defense thereof. If the Non-Claiming Party assumes the defense of the action, it shall have the right to employ counsel and also to settle the action, all at its expense. The Claimant shall cooperate with the Non-Claiming Party at the Non-Claiming Party's expense in all reasonable respects in connection with the defense of any such action. Claimant shall have the right to employ separate counsel at its expense and participate in the defense of the action. The Non-Claiming Party shall reimburse Claimant upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates.

7. Payments. All payments made to NRG by CHAPEAU are deemed earned on the date of invoice from NRG.

8. Term and Termination. This Agreement shall become effective as of the Effective Date and shall expire and terminate upon completion of each Party's duties recited herein. This Agreement is also subject to termination as provided below.

     8.1 Termination. If any of the following events occur, either Party shall have the right to terminate this Agreement on the terms and conditions provided in this section:

          8.1.1 The other Party files, or has filed against it a petition for relief under any chapter of the federal bankruptcy laws;

          8.1.2 An event of force majeure ends or delays for more than 6 months the completion of any phase or milestone in developing the Technology under the Project;

          8.1.3 The other Party materially breaches its performance under this Agreement, other than a payment breach by CHAPEAU, and if such breach is curable, said other Party fails to cure the breach for a period of 60 days after written notice of breach is sent by the Party seeking termination, except that neither Party will be required to provide more than two (2) cure periods for a breach of the same character or type;

          8.1.4 NRG fails to develop the Technology despite the exercise of good faith and commercially reasonable efforts; or

          8.1.5 CHAPEAU fails to pay, for the second time, any amount due under this Agreement within five (5) days of the date due.

     8.2 Survival. Termination of this Agreement shall not eliminate or affect rights that have accrued to either Party before termination, and provisions of this Agreement on which such rights are based shall survive for purposes of enforcing the accrued rights. Sections 5, 6, 7, 8.2, and 9 hereof shall survive any termination or expiration of this Agreement.

9.   Confidentiality

     9.1 The Product, Technology, Existing Technology and Developed Technology. Each Party agrees to indefinitely keep in confidence and prevent the disclosure of all trade secrets and know-how embodied in or related to the Product, the Technology, the Existing Technology and the Developed Technology unless and until the trade secret or information in question becomes part of the public domain without breach of this Agreement. Each Party can, however, disclose its own trade secret information related to its Existing Technology to third Parties who have signed a confidentiality agreement covering such trade secret information.
          The requirements and specifications of the Technology shall be regarded as Confidential Information by both Parties, to the extent not published in documents or manuals that are distributed in connection with the Product. CHAPEAU shall not allow the utilization of any of the aforementioned trade secrets, know-how or information in a way that harms, diminishes or adversely impacts the rights or interests of NRG.

     9.2 Confidential Information. Except with regard to the Confidential Information that is separately restricted under section
9.1 above, each Party shall at all times safeguard and hold in trust and confidence, and neither use or disclose to any third party during the term of this Agreement and for a period of three years after the last purchase of any license under the Technology License Agreement, all other Confidential Information. These obligations, however, shall not apply to information which (a) at the time of the disclosure to the receiving Party is in the public domain, (b) becomes part of the public domain without breach of this Agreement, (c) has been received from a third party without recipient's knowledge of any obligation of confidentiality between the third party and the other Party to this Agreement, or (d) is properly in the possession of the Party receiving the information at the time of the disclosure.

10.  New Platforms

     10.1 Adaptation of Technology. Following completion of all other obligations of the Parties under this Agreement and for a period of three (3) years following the Effective Date of this Agreement, to the extent that CHAPEAU desires to have NRG adapt the Technology to alternative stationary platforms less than 450 kW, NRG will negotiate with CHAPEAU in good faith concerning the same and NRG will charge rates not to exceed the prevailing rate of a comparable, nationally recognized engineering company reasonably skilled in the art. For a period of one year from the date of this Agreement, NRG will not adapt the Technology to any completing Deutz co-generation platforms to be sold in the United States.

11.  General

     11.1 Limitation of Liability. Neither Party hereto shall be liable to the other for any indirect, consequential, punitive, or incidental damages (including but not limited to damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this Agreement, even if a Party has been advised of the possibility of such damages.

     11.2 Notices and Requests. All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are sent by air express or courier, charges prepaid; and addressed as follows:

     NRG:      NRG Tech                 CHAPEAU:  Blue Point Energy
               681 Edison Way
               Reno, NV 89502           Reno, NV
               Attn:  Tom Desmond       Attn:
          or to such other address as the Party to received the notice or request so designates by written notice to the other.

     11.3 Prohibition on Assignment. Except as expressly provided below, this Agreement, and any rights or obligations hereunder, shall not be assigned or sub-licensed by either Party (whether by operation of law or otherwise) without the prior written approval of the other Party. Any attempt to do so shall be null and void.
          Notwithstanding the above, (i) this Agreement may be assigned to a purchaser involved in the sale of all or substantially all of a Party's equity or assets, (ii) this Agreement may be assigned to an Affiliate, and (iii) nothing herein shall be construed to prevent a transfer or assignment of NRG's rights and interests including, but not limited to, the Technology, NRG's Existing Technology, the Developed Technology, and NRG's Intellectual Property and related rights.

     11.4 Independent Parties. NRG and CHAPEAU will remain independent contractors and not agents or employees of one another, and nothing in this Agreement will be construed as creating an employer-employee relationship, a partnership, an agency relationship, or a joint venture between the Parties, or any other form of business organization.

     11.5 Governing Law / Dispute Resolution. This Agreement will be governed by the laws of the State of Nevada, USA, notwithstanding any applicable conflicts or choice of law principles. The Parties agree that any controversy or dispute arising out of or relating to this Agreement shall first be discussed by the Program Managers who shall make a good faith attempt to resolve the dispute or controversy. If such controversy or dispute cannot be resolved by the Program Managers, then the controversy or dispute shall then be discussed by designated corporate officers of CHAPEAU and NRG who shall make a good faith attempt to resolve the dispute or controversy. The Parties agree that any controversy or dispute arising out of or relating to this Agreement that is not resolved by the foregoing informal methods within 30 days of the date one Party notifies the other of such dispute or controversy, shall be finally settled by binding arbitration in accordance with the then current rules and procedures of the American Arbitration Association utilizing a single arbitrator in a neutral location.

     11.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     11.7 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

     11.8 Entire Agreement. Upon execution by both Parties, this Agreement and all Exhibits referenced in this Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, all prior and contemporaneous communications shall be merged into this Agreement. This Agreement shall not be modified except by a written agreement dated subsequent to the Effective Date of this Agreement and signed on behalf of CHAPEAU and NRG by their respective and duly authorized representatives.

     11.9 Section Headings.  The Section headings used in this
Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

In Witness Whereof, the Parties have executed this Agreement to become effective on the Effective Date. This Agreement may be signed in original counterparts, and it will become effective when each Party has duly executed a counterpart.

Chapeau, Inc.                           NRG-Tech
"CHAPEAU"                               "NRG"

By:            s/                       By:            s/
           ----------------------       -----------------------------
Print Name:    Guy Archbold             Print Name:    Thomas Desmond
           ----------------------       -----------------------------
Title:         CEO                      Title:         President
           ----------------------       -----------------------------
Date:          6-19-01                  Date:          May 17, 2001
           ----------------------       -----------------------------